FOR IMMEDIATE RELEASE

                                  PRESS RELEASE



                       DISC GRAPHICS COMPLETES ACQUISITION

                             OF MODERN OF CALIFORNIA


     HAUPPAUGE, NY, MAY 23 - Disc Graphics, Inc. (ASE:DGI), a nationally recognized printer of specialty packaging for the entertainment software, home video, pharmaceutical, music and cosmetic markets, reported today it has completed the previously announced acquisition of substantially all of the assets and has assumed certain liabilities of Modern of California, a manufacturer of packaging for the video, music, and CD ROM software markets. Although specific terms of the acquisition were not disclosed, it included a combination of stock, cash and notes.

     Modern of California is a privately-held company headquartered in Burbank, CA which had reveues of $7.7 million for the year ended Feb. 29, 1996. Founded more than 30 years ago, the company has been solidly entrenched in the entertainment industry. "We are excited about the synergies created by this acquisition as well as the immediate expansion of production capacity.

     "As a first step in its growth strategy, the acquisition of Modern provides Disc with an all-impotant West Coast presence. Our planned investment in new equipment for Modern California will hasten our continued expansion in the CD-ROM, video and other home entertainment markets. We expect to see this expansion provide increased revenues and improved margins through the reduction of redundant services, volume efficiencies and meeting the existing needs of our current West Coast customers," noted Donald Sinkin, chairan, president and chief executive officer of Disc Graphics.